Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 15, 2007

NW Natural Reports Strong Results for the Quarter & Year Ended Dec. 31, 2006

Company establishes 2007 EPS guidance

Fourth Quarter & Full-Year Financial & Operating Highlights

•	Achieved 2006 earnings per share of $2.29 on net income of $63.4 million, a 9 percent increase over 2005

•	Realized fourth quarter net income of $30.1 million or $1.09 per share, up 17 percent from fourth quarter results in 2005

•	Produced cash flow from operations in 2006 of $149 million, which resulted in positive free cash flow for the year

•	Improved overall customer service rating to 3rd best gas utility in the nation, including 1st nationally for customer ease and satisfaction with billing and payment

•	Increased the quarterly dividend by 3 percent in October 2006, achieving 51 consecutive years of increasing dividends paid to shareholders

•	Achieved customer growth of over 3 percent, or twice the national average, for 20 consecutive years

•	Established earnings guidance for 2007 of $2.30-$2.45 per share, an 8 percent increase over 2006 guidance

•	Company credit rating was upgraded to AA-, and the company’s commercial paper rating was raised to A-1+ by Standard & Poors

•	Continued to study and evaluate the development of a new natural gas transmission pipeline in Oregon

•	Recognized as one of America’s “100 Best Corporate Citizens” for the seventh year in a row

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported net income for the 12 months ended Dec. 31, 2006 of $63.4 million, or $2.29 per share, a 9 percent increase for the year, compared to $58.1 million, or $2.11 per share, in 2005. Results were driven by continued strong customer growth, which helped produce margin (net operating revenues) of $340.2 million on $1.0 billion of sales, gas commodity savings and continued cost controls.

Earnings for the fourth quarter of 2006 were $30.1 million, compared to net income of $25.8 million in the fourth quarter of 2005. Earnings per share in the quarter increased by 17 percent to $1.09 per share, compared to 93 cents per share in the same quarter of 2005.

According to Mark Dodson, president and chief executive officer, “We achieved excellent results in 2006 during a time of volatile gas prices, while making important operational enhancements inside our company. In large part, our results were driven by continued customer growth, cost controls and our purchased gas adjustment mechanism, which allows savings in our gas buying to be shared between customers and shareholders.

“I am very proud of our employees, who remained focused on providing excellent customer service as evidenced by this year’s J.D. Power & Associates residential customer survey, where we ranked third in the nation among gas utilities and second in the West for overall customer satisfaction, and first in the nation for customer ease and satisfaction with billing and payment. We continue to redesign work processes, while still delivering top-rated customer service and being recognized as one of the country’s top corporate citizens.”

Fourth quarter financial and operating highlights

Net income and earnings per share rise 17 percent

Results of operations produced net income for the quarter of $30.1 million ($1.09 per share), compared to net income of $25.8 million (93 cents per share) in 2005. The company’s utility operations contributed earnings of $28.4 million ($1.03 per share), compared to $24.4 million (88 cents per share) last year. Gas storage contributed net income of $1.2 million (4 cents per share) in the fourth quarters of 2006 and 2005. Other non-utility activities resulted in net income of $0.5 million (2 cents per share) in the quarter, including a $0.4 million net gain from real estate sales, compared to net income of $0.2 million in 2005 (1 cent per share). Fourth quarter 2005 results reflected a pre-tax charge of $2.8 million related to a billing dispute with a number of industrial customers.

Customer growth remains twice the national average

NW Natural’s customer growth continued at a rate more than double the national average and exceeded 3 percent for the 20th consecutive year. Growth in the company’s service territory is driven by single- and multi-family new construction, as well as conversions of existing homes to natural gas from other fuel sources. Gas sales to residential and commercial customers produced 88 percent of the company’s 2006 utility margin. At Dec. 31, 2006, the company had 636,584 customers, for a growth rate of 3.1 percent over the past 12 months.

Operational results remain on target

NW Natural’s total gas sales and transportation deliveries in the fourth quarter of 2006, excluding deliveries of gas stored for others, were 369 million therms compared to 367 million therms in the same 2005 period. The increase was due mainly to customer growth, offset by slightly warmer weather. Margin from utility operations in the period was $108.8 million, up from $101.9 million in 2005, due primarily to customer growth and commodity cost savings, somewhat offset by a $2.9 million temporary mark to market charge.

Volumes sold to residential and commercial customers in the fourth quarter of 2006 were 221 million therms, slightly lower than last year’s 223 million therms, primarily due to weather that was 2 percent warmer than last year and 1 percent warmer than average. Residential and commercial sales contributed $99.4 million to margin, up 6.4 percent from $93.4 million in 2005. The company’s weather and decoupling mechanisms in Oregon recovered a net $0.4 million to margin in the quarter compared to a margin refund of $2.9 million in 2005.

Gas deliveries to industrial customers in the fourth quarter were 148 million therms, up 2.3 percent from 144 million therms last year, and margin in the sector increased by $1.5 million in 2006 to $8.5 million.

NW Natural continues to provide gas storage services to customers in the interstate and intrastate gas market. Earnings from the company’s gas storage segment in the fourth quarters of 2006 and 2005 were $1.2 million, or 4 cents per share. These results include income from the optimization of our assets by an independent third party, primarily through the use of commodity and capacity release transactions.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington that reflects projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent to customers. In Washington, 100 percent of all gas costs are passed through to customers.

In October 2006, the Oregon Public Utility Commission (OPUC) approved a modification to the company’s PGA tariff, effective Nov. 1, 2006, which provides for a comparison of actual gas cost recovery included in revenues to actual gas purchase costs incurred, instead of using estimated expenses versus actual costs incurred. Consistent with the company’s prior PGA sharing mechanism, 67 percent of any cost differences in Oregon will be deferred for refund or recovery in customer rates in subsequent periods. The change in the PGA renewal date was also moved from Oct. 1 to Nov. 1. As a consequence of the change in renewal date, the company’s weather normalization mechanism in Oregon was modified to begin on Dec. 1, and the company's decoupling mechanism was modified to provide complete coverage through Nov. 30, which provides Oregon customers and the company better protection from the effects of usage differences in October and November.

Operations and maintenance expenses in the fourth quarter of 2006 decreased about 1 percent from last year. The decrease resulted primarily from ongoing cost control initiatives, as well as the charge related to the industrial customer settlement in the fourth quarter of 2005, partially offset by higher payroll-related expenses and severance costs.

As reported in August 2006, the company expected implementation of its new operational redesign to result in employee reductions, mainly through attrition and voluntary incentive programs offered to employees. As a result, the company incurred severance costs in the fourth quarter of 2006 of approximately $1.9 million related to workforce reductions of approximately 80 employees as part of the organizational redesign. These costs were offset by expense reductions, gains from gas commodity savings and gains from sales of various non-core assets. The company had 1,211 employees at Dec. 31, 2006.

Full-year (12 months) financial and operating highlights

Net income and earnings per share increase 9 percent

For the 12-month-period ended Dec. 31, 2006, net income increased 9 percent to $63.4 million, or $2.29 per share, compared to $58.1 million, or $2.11 per share, in 2005. Utility operations contributed $56.7 million in earnings or $2.05 per share, in 2006, compared to $52.8 million or $1.91 per share, in 2005. Gas storage contributed $6.0 million for the year, or 21 cents per share, compared to $4.5 million, or 17 cents per share, in 2005. Other non-utility activities resulted in net income of $0.8 million, or 3 cents per share, in both 2006 and 2005.

Operating results reflect strong customer growth and higher volumes

NW Natural’s total gas sales and transportation deliveries in 2006, excluding deliveries of gas stored for others, were 1.19 billion therms, up 3 percent from 2005, due primarily to strong customer growth.

Gas sales to residential and commercial customers in 2006 were 625 million therms, up from 606 million therms in 2005, despite weather that was 4 percent warmer than average and 2 percent warmer than last year.

Residential and commercial sales contributed $288.3 million to margin, up 5 percent from $274.0 million in 2005, due mainly to customer growth and commodity savings from the PGA incentive sharing. The company’s weather normalization and decoupling mechanisms reduced margin by $0.3 million for 2006. This compares to a combined margin recovery of $1.6 million from these mechanisms in 2005.

Gas deliveries to industrial sales and transportation customers in 2006 were 567.3 million therms, up about 3 percent from the same period last year. The contribution to margin from these customers was $32.4 million, up about 2 percent from last year.

Operations and maintenance expenses for the full-year increased less than 1 percent, compared to an 11 percent increase in 2005. The lower rate of expense increase in 2006 was largely due to cost control initiatives, as well as the charge related to the industrial customer settlement in 2005. Bad debt expense as a percent of revenues billed remained well below 1 percent at 0.30 percent for the 12 months ended Dec. 31, 2006.

For the year, Oregon customers saved $16.4 million in lower gas costs due to the company’s commodity cost sharing mechanisms. NW Natural’s share of the commodity savings and off-system sales in 2006 contributed $8.1 million to margin for the year, equivalent to 18 cents per share of earnings. Last year these factors contributed $4.3 million of margin to the company, equivalent to 9 cents per share of earnings.

Cash flows, credit ratings & capital structure

Cash provided by operations in 2006 was $148.6 million, compared to $79.1 million in 2005 that included a $31 million cash contribution to the company’s pension plan in the year. Cash flows reflect the improved results for the quarter and full year. For the first time in many years, NW Natural produced free cash flow (cash provided by operating activities less cash used in investing activities less common dividends paid) of $19.7 million in 2006.

NW Natural's capitalization at Dec. 31, 2006, reflected 48 percent common equity, 42 percent long-term debt, and 10 percent short-term debt, compared to 47 percent common equity, 42 percent long-term debt, and 11 percent short-term debt at Dec. 31, 2005.

During the year, the company purchased 395,500 shares of common stock as part of the company’s authorized repurchase program, and had a total of 27.3 million shares of common stock outstanding at the end of 2006. Since the program’s inception in 2000, the company has repurchased 1.2 million shares at a total cost of $39.1 million, out of the authorized level of 2.6 million shares or $85 million.

On February 28, 2006, Standard & Poor’s raised the credit ratings on the company’s senior secured long-term debt to “AA-” from “A+” and our senior unsecured long-term debt to “A+” from “A.” S&P also raised the credit ratings on commercial paper to “A-1+” from “A-1.” Standard & Poor’s also reconfirmed the company’s business risk profile of 1 — their lowest risk profile rating. Moody’s currently rates the company’s senior secured long-term debt A2, senior unsecured long-term debt A3 and commercial paper P-1. Both agencies have assigned a stable ratings outlook.

Other developments

J.D. Power ranks NW Natural in top tier for customer service

NW Natural placed third in a national residential customer satisfaction survey conducted by J.D. Power and Associates in 2006, which was an increase from fifth-best the year before. The company rated second-best in the western region for overall customer service and ranked first in the nation for customer ease and satisfaction with billing and payment. The survey was based on 12,000 telephone interviews with customers of the nation’s top 56 natural gas utilities.

Proposed construction of new Oregon pipeline with TransCanada’s Gas Transmission Northwest (GTN) system

NW Natural and TransCanada Corporation’s GTN are continuing to study and evaluate customer interest in a proposed transmission pipeline that would connect GTN’s interstate gas line near Madras, Oregon, to NW Natural’s high-pressure system near Molalla, Ore., southeast of Portland, and to other NW Natural facilities in northwest Oregon. A decision regarding whether or not to proceed with the development of the project is expected to be made later in this year. If constructed, commercial operation of the pipeline could commence by late 2011.

NW Natural ranked #37 on list of “100 Best Corporate Citizens” in America

For the seventh year in a row, NW Natural has been named to the “100 Best Corporate Citizens” list, first developed by Business Ethics magazine. The ranking is issued by The CRO (Corporate Responsibility Officer) organization and included a third-party review of more than 1,100 public companies, who were rated on their financial performance over the past three years, as well as various measures of corporate social performance. NW Natural is the highest ranked utility or energy company on the list.

Outlook for 2007

The company’s 2007 outlook assumes normal weather conditions, continued strong customer growth, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing regulatory policies. The company also does not forecast gains (or losses) that may occur from the company’s commodity cost sharing mechanisms.

NW Natural expects full-year earnings per share to be within the range of $2.30-$2.45, an approximate 8 percent increase over 2006 EPS guidance. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Senior Vice President and Chief Financial Officer David Anderson said, “While encouraged with our results in 2006, including being free cash flow positive for the first time in many years, we continue to take actions to ensure our financial condition remains strong in 2007 and into the future. The operational changes now underway are focused on keeping cost increases below customer growth levels and making improvements to our entire organizational design. In addition to operational changes, we remain focused on maintaining strong investment grade credit ratings, which currently are at A or above. We have had a good start to 2007 given the benefit of our commodity sharing mechanism in Oregon as well as expected cost savings from our operational redesign, and colder than average weather in January.”

Dividend Declaration

On Jan. 4, 2007, the company declared a quarterly dividend of 35.5 cents per share, payable Feb. 15, 2007, to shareholders of record on Jan. 31, 2007. The annual indicated dividend rate is $1.42 per share. The company modified its dividend policy in October 2006 to include annual increases, raising the dividend 3 percent at that time and 9 percent over the past two years.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share. All references in this presentation of results to earnings per share are on the basis of diluted shares. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on earnings. The company also presents free cash flow information as another indicator of NW Natural’s liquidity and financial condition.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call starting at 8:00 a.m. Pacific Time on Feb. 15, 2007 to review the company's financial results of operations. To participate in the conference call, please dial 866-713-8563 from anywhere in the United States, or 617-597-5311 from international points, including Canada. Participants will be asked for their name, company name, phone number and the name of the conference they will be joining (“Northwest Natural”). The participant pass code number is 38622401. A replay of the call will be available two hours after completion of the conference call until Feb. 22, 2007. To access the recording, please call 888-286-8010, and enter the conference replay pass code number 42208142.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com and select the webcast icon on the home page. A replay of the webcast will be available two hours after the conference concludes.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company's 2005 Annual Report on Form 10-K and in “Forward-Looking Statements” following Part I, Item 2 and Part II, Item 1A, “Risk Factors,” in the company’s most recent Quarterly Report on Form 10-Q that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and is the largest independent natural gas utility in the Pacific Northwest, where we serve more than 636,000 customers in Oregon and southwest Washington. We are one of the fastest growing local distribution companies in the nation with customer growth greater than 3 percent for 20 consecutive years, at a rate which is twice the national average. NW Natural revenues exceeded $1 billion in 2006 and it has approximately $2 billion in total assets, which includes more than 14 bcf of underground gas storage capacity at Mist, Ore. In Oregon where about 90 percent of the company’s customers reside, the company has in place rate mechanisms that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 51 consecutive years.

CONTACT:	Northwest Natural Gas Company, Portland
Steve Sechrist, 503-220-2594 (PRESS CONTACT)
sms@nwnatural.com
or
Bob Hess, 503-220-2388 (INVESTOR CONTACT)
Bob.hess@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated—Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	12/31/06	12/31/05	Increase	% Change
Gross Operating Revenues	$336,888	$341,375	$(4,487)	(1%)
Net Income	$30,112	$25,793	$4,319	17%

Average Shares of Common Stock Outstanding	27,456	27,561	(105)	—
Basic Earnings Per Share of Common Stock	$1.10	$0.94	$0.16	17%
Diluted Earnings Per Share of Common Stock	$1.09	$0.93	$0.16	17%

	Twelve Months Ended
(Thousands, except per share amounts)	12/31/06	12/31/05	Increase	% Change
Gross Operating Revenues	$1,013,172	$910,486	$102,686	11%
Net Income	$63,415	$58,149	$5,266	9%

Average Shares of Common Stock Outstanding	27,540	27,564	(24)	—
Basic Earnings Per Share of Common Stock	$2.30	$2.11	$0.19	9%
Diluted Earnings Per Share of Common Stock	$2.29	$2.11	$0.18	9%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands	December 31, 2006	December 31, 2005

Assets:
Plant and property:
Utility plant	$1,963,498	$1,875,444
Less accumulated depreciation	574,093	536,867

Utility plant – net	1,389,405	1,338,577

Non-utility property	42,652	40,836
Less accumulated depreciation and amortization	6,916	5,990

Non-utility property – net	35,736	34,846

Total plant and property	1,425,141	1,373,423

Current assets:
Cash and cash equivalents	5,767	7,143
Accounts receivable	82,070	84,418
Accrued unbilled revenue	87,548	81,512
Allowance for uncollectible accounts	(3,033)	(3,067)
Regulatory assets	31,509	3,879
Fair value of non-trading derivatives	5,109	163,759
Inventories:
Gas	68,576	77,256
Materials and supplies	9,552	8,905
Income taxes receivable	—	13,234
Prepayments and other current assets	21,695	54,309

Total current assets	308,793	491,348

Investments, deferred charges and other assets:
Regulatory assets	164,771	94,972
Fair value of non-trading derivatives	1,448	14,894
Other investments	47,985	58,451
Other	8,718	9,216

Total investments, deferred charges and other assets	222,922	177,533

Total assets	$1,956,856	$2,042,304

Capitalization and liabilities:
Capitalization:
Common stock	$371,127	$87,334
Premium on common stock	—	296,471
Earnings invested in the business	230,774	205,687
Unearned stock compensation	—	(650)
Accumulated other comprehensive income (loss)	(2,356)	(1,911)

Total common stock equity	599,545	586,931

Long-term debt	517,000	521,500

Total capitalization	1,116,545	1,108,431

Current liabilities:
Notes payable	100,100	126,700
Long-term debt due within one year	29,500	8,000
Accounts payable	113,579	135,287
Taxes accrued	21,230	12,725
Interest accrued	2,924	2,918
Regulatory liabilities	11,919	163,660
Fair value of non-trading derivatives	38,772	99
Other current and accrued liabilities	21,455	29,916

Total current liabilities	339,479	479,305

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	210,084	227,400
Regulatory liabilities	202,982	180,827
Pension and other post-retirement benefit liabilities	52,690	17,323
Fair value of non-trading derivatives	11,031	6,777
Other	24,045	22,241

Total deferred credits and other liabilities	500,832	454,568

Commitments and contingencies (see Note 12)	—	—

Total capitalization and liabilities	$1,956,856	$2,042,304

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (twelve months ended December 31)	2006	2005
Operating activities:
Net income	$63,415	$58,149
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	64,435	61,645
Deferred income taxes and investment tax credits	(16,440)	9,551
Undistributed earnings from equity investments	(191)	(57)
Deferred gas costs—net	20,752	2,577
Gain on sale of non-utility investments	(495)	—
Income from life insurance investments	(2,609)	(1,873)
Contributions to qualified defined benefit pension plans	—	(31,000)
Non-cash expenses related to qualified defined benefit pension plans	5,500	4,532
Deferred environmental costs	(6,675)	(9,132)
Deferred regulatory costs and other	14,533	3,243
Changes in working capital:
Accounts receivable and accrued unbilled revenue—net	(3,722)	(40,262)
Inventories of gas, materials and supplies	8,033	(19,684)
Income taxes receivable	13,234	2,736
Prepayments and other current assets	2,952	(3,439)
Accounts payable	(21,708)	32,809
Accrued interest and taxes	8,511	2,504
Other current and accrued liabilities	(959)	6,767

Cash provided by operating activities	148,566	79,066

Investing activities:
Investment in utility plant	(95,307)	(89,259)
Investment in non-utility property	(1,773)	(6,842)
Proceeds from sale of non-utility investments	2,517	3,001
Proceeds from life insurance	4,009	296
Other	(13)	796

Cash used in investing activities	(90,567)	(92,008)

Financing activities:
Common stock issued, net of expenses	3,913	7,486
Common stock repurchased	(15,971)	(14,945)
Long-term debt issued	25,000	50,000
Long-term debt retired	(8,000)	(15,528)
Change in short-term debt	(26,600)	24,200
Cash dividend payments on common stock	(38,298)	(36,376)
Other	581	—

Cash (used in) provided by financing activities	(59,375)	14,837

(Decrease) increase in cash and cash equivalents	(1,376)	1,895
Cash and cash equivalents—beginning of period	7,143	5,248

Cash and cash equivalents—end of period	$5,767	$7,143

Supplemental disclosure of cash flow information:
Interest paid	$39,294	$36,974
Income taxes paid	$31,270	$28,479

Supplemental disclosure of non-cash financing activities:
Conversions to common stock:
7-1/4 % Series of Convertible Debentures	$—	$3,999

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Fourth Quarter – 2006

	3 Months Ended December 31,			12 Months Ended December 31,
(Thousands, except per share amounts)	2006	2005	% Change	2006	2005	% Change
Gross Operating Revenues	$336,888	$341,375	(1%)	$1,013,172	$910,486	11%
Cost of Sales	217,087	228,596	(5%)	648,156	563,860	15%
Revenue Taxes	8,177	8,361	(2%)	24,840	21,633	15%

Net Operating Revenues	111,624	104,418	7%	340,176	324,993	5%

Operating Expenses:
O&M	32,764	33,052	(1%)	114,560	113,216	1%
General Taxes	5,185	5,290	(2%)	24,419	23,185	5%
D&A	16,447	15,686	5%	64,435	61,645	5%

Total Operating Expenses	54,396	54,028	1%	203,414	198,046	3%

Income from Operations	57,228	50,390	14%	136,762	126,947	8%
Other Income and Expense—net	892	185	382%	2,134	1,205	77%
Interest Charges—net of amounts capitalized	10,427	9,996	4%	39,247	37,283	5%
Income Tax Expense	17,581	14,786	19%	36,234	32,720	11%

Net Income	$30,112	$25,793	17%	$63,415	$58,149	9%

Common Shares Outstanding:
Average for Period—basic	27,456	27,561		27,540	27,564
Average for Period—diluted	27,597	27,611		27,657	27,621
End of Period	27,284	27,579		27,284	27,579

Earnings per Share:
Basic	$1.10	$0.94		$2.30	$2.11
Diluted	$1.09	$0.93		$2.29	$2.11

Dividends Paid Per Share	$0.355	$0.345		$1.39	$1.32
Book Value Per Share—end of period	$21.97	$21.28		$21.97	$21.28
Market Closing Price—end of period	$42.44	$34.18		$42.44	$34.18

Balance Sheet Data—end of period:
Total Assets	$1,956,856	$2,042,304		$1,956,856	$2,042,304
Common Stock Equity	$599,545	$586,931		$599,545	$586,931
Long-Term Debt (including amounts due in one year)	$546,500	$529,500		$546,500	$529,500

Operating Statistics:
Total Customers—end of period	636,584	617,163	3.1%	636,584	617,163	3.1%

Gas Deliveries (therms)
Res. & Comm. Customers	221,089	222,567		625,348	605,525
Industrial Firm	15,109	21,812		66,971	74,880
Industrial Interruptible	22,952	42,355		112,736	149,106
Transportation	109,927	80,510		387,594	328,056

Total	369,077	367,244		1,192,649	1,157,567

Gas Revenues
Res. & Comm. Customers	293,550	282,292		$827,134	$721,789
Industrial Firm	15,830	21,506		66,986	64,507
Industrial Interruptible	19,680	34,905		93,107	100,740
Transportation	3,608	2,466		12,800	10,755
Other Revenues	1,367	(2,351)		161	2,862

Total	$334,035	$338,818		$1,000,188	$900,653

Cost of Gas Sold	$217,067	$228,586		$648,081	$563,772
Revenue Taxes	$8,177	$8,361		$24,840	$21,633
Net Operating Revenues (Utility Margin)	$108,791	$101,871		$327,267	$315,248

Degree Days
Average (25-year average)	1,613	1,613		4,265	4,265
Actual	1,624	1,656		4,089	4,178
Colder (Warmer) than Average	1%	3%		(4%)	(2%)